BANCINSURANCE CORPORATION ANNOUNCES
2006 FOURTH QUARTER AND YEAR END RESULTS; UPDATE

COLUMBUS, Ohio (March 7, 2007) The Board of Directors of Bancinsurance Corporation today authorized the repurchase of up to 500,000 Common Shares of the Company. Shares may be repurchased, at times and amounts to be determined by management, as market conditions warrant in the open market or through privately negotiated transactions. Repurchased shares will be placed in treasury and may subsequently be reissued in connection with acquisitions and/or the Company’s stock option plans. This repurchase program expires on December 31, 2008.

About Bancinsurance Corporation

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property and casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Automobile lender/dealer insurance products include our ULTIMATE LOSS INSURANCE®, creditor placed insurance and guaranteed auto protection insurance products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by qualified entities that elect not to pay the unemployment compensation taxes and instead reimburse state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Our waste industry products consists of surety bonds produced and administered by a general insurance agent whereby the Company both assumes and cedes business through quota share reinsurance arrangements. Other specialty products consist primarily of service contracts, other surety products and run-off of the discontinued bond program.

CONTACT:
John S. Sokol
President
jsokol@bancins.com
614-220-5200